EXHIBIT 99.1



Cheetah Oil and Gas (PNG) Ltd         PPL 249 Hydrocarbons                3D GEO







                                     3D GEO



                            Hydrocarbon Prospectivity

                           of PPL249, Papua New Guinea

                    Summary Report on the Phase One Analysis

                        for Cheetah Oil and Gas (PNG) Ltd

                              3D-GEO, January 2005








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Cheetah Oil and Gas (PNG) Ltd         PPL 249 Hydrocarbons                3D GEO





This document and the opinions expressed herein are based on information provided to 3D-GEO by Cheetah Oil & Gas (PNG) Ltd., available published information, discussion with Cheetah staff and 3D-GEO's first-hand knowledge and experience of the project area. 3D-GEO has no reason to believe that any information has been unreasonably withheld but this does not imply that a comprehensive audit has been made of all technical, legal or economic records.


By receiving this report of 48 pages and accompanying  figures Cheetah Oil & Gas
(PNG) Ltd agrees to indemnify, defend and hold harmless 3D-GEO to the extent permitted by law, from and against the entirety of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs amounts paid in settlement, liabilities (of any kind whatsoever, whether due or to become due, including liability for taxes), obligations taxes (of whatsoever, including any interest, penalty or addition thereof, whether disputed or not), liens, losses, expenses damages and fees, including court costs and reasonable attorneys' fees and expenses that 3D-GEO may suffer resulting from, arising out of, relating to, in the nature of or caused by
Cheetah Oil & Gas (PNG) Ltd in conjunction with this temporary engagement, excluding from such, indemnity damages caused by 3D-GEO's fraud, gross negligence, misrepresentation, violation or alleged violation of law, or willful misconduct. The termination of any action, suit or proceeding by settlement shall not create a presumption that Consultant committed gross negligence, fraud, willful misconduct or knowing violation of law or regulation.

Received on behalf of Cheetah Oil and Gas (PNG) Ltd


Jack Sari, General Manager and Chief Geologist           Date:








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                      Hydrocarbon Prospectivity of PPL249


        Summary Report on the Phase One Analysis by 3D-GEO, January 2005
                      For Cheetah Oil and Gas (PNG) Limited


SUMMARY

PPL249 in northwestern PNG is in the Aitape Basin which has no proven commercial production. Light oil seeps outside the block south east of Aitape and thermogenic gas seeps within the block indicate prospectivity for both oil and gas. Three exploration wells drilled on a sparse seismic grid in the early 1980's proved the presence of Miocene Puwani limestones with reef debris and talus in the subsurface but no in situ reef reservoirs have been positively identified. Fractured carbonates present a second potential reservoir objective within the block.

Seismic interpretation of 422 km 2D data, stratigraphic analysis and four structural cross sections have provided mapping and documentation of thirteen exploration leads and notional leads. The Pinyare and Barida Anticlines are structural leads with potential for 746 million bbls mean unrisked light oil in place and are located in jungle foothills in eastern PPL249. These leads have subsurface control limited to 2D geological cross section models. Three notional reef leads in eastern PPL249 each have potential for 94 mmb oil.

The Muru Anticline is a structural lead prospective for gas in western PPL249. Its subsurface geometry is controlled by 2 seismic lines and surface outcrop data projected into a single 2D cross sectional model. The Muru Anticline has potential for 614 bcf mean unrisked gas-in-place. Five seismically defined Miocene reef leads, and two small satellite structural leads adjacent to the Muru Anticline (the Muru North and the Mili Anticlines), based on regional geology data, present other gas plays in western PPL249. The reefs are generally prospective for 32-175 bcf gas-in-place and the total mean unrisked gas-in-place potential is determined to be 1.2 tcf..

It is recommended that field mapping and seismic acquisition be carried out to confirm the lead interpretations, especially the structural geometries, and to explore for porosity development and distribution in the sub-surface.





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                                TABLE OF CONTENTS

1     INTRODUCTION.........................................................7
2     REQUIREMENTS (CONTRACT)..............................................8
3     DATA.................................................................9
4     METHODS.............................................................10
   4.1      Seismic Interpretation........................................10
   4.2      Sequence Stratigraphy.........................................10
   4.3      Structural Evaluation.........................................11
   4.4      Probabilistic Resource and Risk Assessment....................13
5     GEOLOGICAL BASIN MODELS.............................................14
   5.1      Comparison with the Salawati Basin............................14
   5.2      Comparison with the East Sengkang Basin.......................14
   5.3      Comparison with the Los Angeles Basin.........................16
6     STRATIGRAPHIC MODEL.................................................16
   6.1      Source Rock...................................................16
   6.2      Seal..........................................................18
   6.3      Reservoir.....................................................18
      6.3.1       Carbonate Reservoirs....................................19
      6.3.2       Fracture Reservoirs.....................................19
      6.3.3       Clastic Reservoirs......................................20
7     SEISMIC INTERPRETATION..............................................21
   7.1      Mapped Horizons...............................................21
      7.1.1       Top Miocene Carbonate (Base Barida Beds)................21
      7.1.2       Near Base Pleistocene Horizon...........................22
   7.2      Analysis of the wells Pulan-1 Puwani-1 and Boap Creek-1.......23
      7.2.1       Pulan-1.................................................23
      7.2.2       Puwani-1................................................25
      7.2.3       Boap Creek-1............................................26
   7.3      Re-analysis of seismic reef anomalies on reprocessed data.....26
      7.3.1       Reef Anomaly A..........................................27
      7.3.2       Reef anomaly B..........................................27
      7.3.3       Reef anomaly C..........................................28
      7.3.4       Reef Anomaly D..........................................28
      7.3.5       Punwep Reef Anomaly.....................................28
      7.3.6       Mugi Creek Reef Lead....................................29
      7.3.7       Pliocene Reef Anomaly...................................29
8     STRUCTURAL MODELS...................................................30
   8.1      Muru Anticline Structural Section.............................30
   8.2      Pinyare Anticline Structural Sections.........................31
   8.3      Barida Anticline Structural Section...........................31
9     RECCOMMENDED LEADS..................................................32
   9.1      Pulan Reef Lead...............................................33
   9.2      Reef Lead A...................................................33
   9.3      Reef Lead C...................................................34
   9.4      Mugi Creek West Reef Lead.....................................35
   9.5      Pliocene Reef Lead............................................36
   9.6      Muru Anticline Lead...........................................37
   9.7      Muru North and Mili Anticlines follow up leads................37
   9.8      Pinyare Anticline Lead........................................38
   9.9      Barida Anticline Lead.........................................38
   9.10     Upper Fivuma geomorphic anomaly...............................39
   9.11     Lower Fivuma geomorphic anomaly...............................39
   9.12     Serra Hinge Play..............................................39



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10       PROBABILISTIC RESOURCE AND RISK ASSESSMENT.......................40
11       CONCLUSIONS AND RECOMMENDATIONS..................................43
   11.1     Prospectivity.................................................43
   11.2     Risk..........................................................43
   11.3     Recommendations...............................................44
12       REFERENCES.......................................................45
13       3D-GEO NEW GUINEA BIBLIOGRAPHY...................................46



                                 LIST of TABLES

Table 1:  Aitape Basin Seismic Stratigraphy (modified after
          McDonagh 1990)..................................................12

Table 2:  Comparison between the Aitape Basin and the Salawati Basin......15

Table 3:  Comparison between the Aitape Basin and the LA Basin............16

Table 4:  Checklist for reef seismic identification and associated difficulties....................................................24

Table 5:  Summary of probabilistic resource assessments ..................42






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                                 LIST of FIGURES
                            (Bound at back of report)


Figure 1    Seismic line HPN-109 illustrating seismic character of mapped sequences
Figure 2    Detail of HPN-104 across Pulan structure
Figure 3    Top Pulan Reef Lead TWT structure map
Figure 4    Pulan Reef Lead TWT isochron map
Figure 5    Detail of OS-1 across Puwani structure
Figure 6    Detail of OS-3 across Boap Creek-1 anomaly
Figure 7    Detail of OS-1 illustrating late Pliocene channeling
Figure 8    Detail of OS-2 across Lead A
Figure 9    Lead A TWT isochron map
Figure 10   Top Lead A TWT structure map
Figure 11   Detail of OS-5 across seismic anomaly B
Figure 12   Detail of OS-4 and HPN-100 across Reef Lead C
Figure 13   Lead C TWT isochron map
Figure 14   Top Lead C TWT structure map
Figure 15   Detail of OS-3 across seismic anomaly D
Figure 16   Detail of HPN-109 across the Punwep Reef Anomaly
Figure 17   Composite details of HPN-109 and OS-9 across Mugi Creek Reef Anomaly
Figure 18   Mugi Creek West Lead TWT isochron map
Figure 19   Top Mugi Creek West Lead TWT structure map
Figure 20   Detail of HPN-1-1 across the Pliocene Reef Lead
Figure 21   Pliocene Reef Lead TWT isochron map
Figure 22   Top Pliocene Reef Lead TWT structure map
Figure 23   Geosec(TM) section across Muru Anticline
Figure 24   Pinyare Anticline Piore River Section
Figure 25   Pinyare Anticline Pinyare Creek Section
Figure 26   Geosec(TM) section across Barida Anticline






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1  INTRODUCTION

An elegant summary of the geology of the Aitape Basin, including the PPL249 area, was presented by Kugler (1990) who assessed the hydrocarbon prospectivity perceived at that time. PPL249 covers an area of ~6,075 km2 and the central prospective portion extends over ~2,500 km2. Hutchison and Norvick (1980) recorded the presence of numerous oil and gas seeps throughout the area, and Hilyard et al (1994) recorded thermogenic gas seeps together with many biogenic methane seeps and one oil seep approximately 30 km along strike to the east of the licence, within PPL245. The basin contains a thick Miocene to Recent sedimentary section overlying Oligocene and older `economic' basement. The main inferred reservoir is Miocene, Pliocene and Quaternary reefs, similar to the Miocene reef oilfields along strike in the Salawati Basin. The clastic section is largely dominated by lithic and volcaniclastic detritus. The southern part of the basin has been dissected by numerous vertical E-W trending strike-slip faults, which have created structural traps with architecture similar to those of the billion barrel oilfields in the Los Angeles Basin. Such structures may have considerable potential for the development of fracture porosity. Three wells have been drilled in the basin, pursuing reef and footwall high traps, but no reefs and minimal carbonate porosity was encountered. Reprocessed seismic, interpreted in this report, provides some insights to the well failure analysis and an assessment of new leads.

PPL249 is a triangular-shaped licence at the northwestern limit of PNG adjacent to the international border with West Papua, part of Indonesia. The licence is divisible into three broad geological zones, running roughly east-west. Along the coast in the north is the Vanimo High and Serra Hills, a basement high overlain by a thin veneer of Miocene to Recent sediments, mainly carbonates. Across a hinge-line to the south, basement plunges south beneath the Aitape Basin, which, adjacent to the mountains, contains up to 5-6 km of Miocene to Recent clastic and carbonate sediment. The southern portion of the basin comprises the Bewani-Torricelli Mountains, which have 500-1500 metres of relief and expose basement and highly faulted Miocene to Pleistocene sediments.




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Cheetah Oil and Gas (PNG) Ltd         PPL 249 Hydrocarbons                3D GEO



The linear, east-west trending Bewani-Torricelli Mountains are part of the Sorong Fault zone, a wrench fault that is interpreted to separate accreted volcanic terranes to the north from continental Australia/New Guinea to the south. Thus the Aitape Basin is interpreted to lie entirely upon oceanic crust and/or an island arc. The tectonic model presented by Hill & Hall (2003), Hall
(2002) and Crowhurst et al (2004) suggests that the Aitape Basin was part of an arc along the southern margin of the Caroline Plate in the Eocene and Oligocene and that the basin did not come into contact with the Australian continent until the Middle Miocene. The arc was active in the Eocene-Oligocene giving rise to coeval basic volcanics and intrusives interbedded with carbonates and local volcanolithic conglomerates. Collectively this constitutes economic basement (Enclosure 1). The termination of subduction by the Early Miocene led to initial uplift then subsidence in the Aitape Basin, but the main transpressional event was in the Pliocene and particularly Pleistocene, responsible for extrusion of the Bewani-Torricelli Mountains.

2  REQUIREMENTS (CONTRACT)

3D-GEO was contracted by Cheetah Oil and Gas (PNG) Ltd in September 2004 to carry out seismic-structural-stratigraphic analyses for three months on three PNG licences, including PPL249. The charter for PPL249 was to:

     1. Undertake workstation-based interpretation of the reprocessed Ossima-Neumayer seismic data (422 km) to validate reefal leads mapped by Kugler (1990).
     2. Undertake stratigraphic and structural modeling using surface geological and geophysical data, to validate structural leads;
     3.   Undertake prospect mapping and estimate volumes.

3D-GEO proposed that this be part of a comprehensive analysis, which would include (as Phase 2):

     o    A review of all data and literature

     o    Entering all data in a digital format

     o    Petroleum Systems and Play Fairway Analysis

     o    Geochemical analysis

     o    Basin Modeling

     o    Acquisition of new field data

     o    Complete and upgrade the prospect inventory

     o    High grade the prospectivity applying segment analysis.




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Cheetah Oil and Gas (PNG) Ltd         PPL 249 Hydrocarbons                3D GEO



This report was prepared as part of the PPL249 year 1&2 licence commitment for Cheetah Oil and Gas (PNG) Ltd, which is:

Year's 1 & 2 (22/1/04 - 21/1/06)

     o    Scan, reprocess & re-interpret previous seismic data
     o    Geological & Geophysical review
     o    High grade prospective areas
     o    Plan Year-3 program

3  DATA

PPL249 data were supplied by Cheetah Oil and Gas (PNG) Ltd in September and October 2004. The data comprised:

     1:250,000 GSPNG geological map by Norvick & Hutchison (1980)

     1:100,000 Topographic Maps

     Reprocessed digital Ossima-Neumayer Seismic 1983/84 digital data (422 line km)

     Pulan-1, Boap Creek-1 and Puwani-1 well completion and hard copy velocity surveys.

     Report on Miocene Reef Prospects in the Aitape Basin, PNG by Geoffrey P McDonagh Pty Ltd 1990

In addition 3D-GEO supplied:

A two volume report by Hilyard et al (1994) on the extensive field mapping and seep-testing in the Aitape Basin on behalf of LL&E.

Honours thesis by Andrew Bennett (1994) on the Bewani-Torricelli Mountains, sponsored by LL&E.

Data that were not included, but which would be important for future work would be the reports based on the 1993 LL&E fieldwork on carbonate reservoirs by Wilson (1993), on air photo anomalies by Australian Photogeological Consultants Ltd (1993), on source rock analyses by Dow (1993), on micropalaeontological dating by Haig (1993) and on geochemical seep analyses by Talukdar and Dow
(1993). The results from this work are summarized in Hilyard et al (1994) but the original reports have not been sighted. 3D-GEO's brief literature research also identified the following reports as relevant but not available for review:

     -    BHP, 1986, The Ossima and Neymeyer seismic survey interpretation

     - Kina Oil & Gas, 1983, PPL31 Geochemistry and Biolithic Analysis of Outcrop Samples

     -    Kugler A., 1986, Discussion of PPL31 Geology Pinyare

     -    Barida Area Pinyare Anticline

     -    Montague, T.,1986, PPL31 Geological Review and Evaluation,

     -    St John, V.P. 1983, Notes on a Traverse across Mt Sel





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4   METHODS

4.1   Seismic Interpretation

The seismic data were loaded into SeisX; navigation data were not available digitally and were extracted manually from the provided basemap. The resulting shot point locations accuracy (at best 50m) caused some misties problems, which could not be entirely eliminated. Well velocity data (time-depth pairs) for the wells Puwani-1, Pulan-1 and Boap Creek-1 were manually entered from the hardcopy velocity survey provided. Stratigraphic horizon tops as reported in the Well Completion Reports were used in this evaluation.

The reprocessing has significantly improved the seismic quality (compared to the seismic panels illustrated in reports by Kugler 1990 and McDonagh 1990) allowing a more detailed assessment of the structural and stratigraphic setting of the area and the seismic anomalies previously interpreted as reefs. Three (3) main regional horizons and selected local were mapped:

     o    Near Base Pleistocene unconformity (a major angular disconformity).

     o    Near Mid Pliocene  Unconformity

     o    Intra Pliocene correlation horizons (around Muru Anticline) and

     o    Top Miocene Carbonates

A list of essential seismic characteristics for reefs in the subsurface was established (see Seismic Interpretation section 7) in order to analyse drilled structures and validate prospects proposed by Kugler (1990). Based on these criteria, potential Miocene and one potential Pliocene reef leads have been identified and mapped. The seismic quality allowed the mapping of the northern hinge zone and detailed TWT structure and isochron maps were constructed for each interpreted lead.







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4.2   Sequence Stratigraphy

The stratigraphy of the Aitape Basin has previously been assessed by Norvick & Hutchison (1980), Kugler (1990) and, with considerably more data, by Hilyard et al (1994). Utilising these data, preliminary lithostratigraphic and chronostratigraphic cross sections were constructed to illustrate the variations in stratigraphy across the PPL249 and PPL 245 Licences (Enclosure 1). McDonagh
(1990) tabulated the salient features of the seismic stratigraphy as shown in Table 1. These features are confirmed on the reprocessed seismic and would could make a sound basis for a detailed basin evolution study. Accordingly it is strongly recommended that a comprehensive sequence stratigraphic study be undertaken to understand the facies variation in the licence, particularly the potential reservoir development, fully integrating the results of the Hilyard et al 1993 fieldwork.

4.3   Structural Evaluation

The structural style was assessed by analysis of the map pattern interpreted by Norvick & Hutchison (1980), but particularly by interpretation of the reprocessed seismic data across the Muru and North Muru Leads. However, the majority of the structural leads are in the eastern portion of the licence, where there is no seismic data and no wells have been drilled. Furthermore this area has relatively little data as it comprises jungle-covered mountains adjacent to extensive coastal swamps to the east.








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
_______________________________________________________________________________________________________
     SEISMIC SIGNATURE       |             FORMATION              |    AGE      |Reference section and
                             |                                    |             |        Notes
_____________________________|____________________________________|_____________|______________________
 Sediments from all margins  |        Neumayer Formation          | Quaternary  | Boap Creek-1
_____________________________|____________________________________|_____________|______________________
                             |                 |                  |             |
 Parallel reflections        |   Bulimp Fmn    | Serra Hills Lst  | Pleistocene |
                             |                 |                  |    to L     | Boap Creek-1
                             |                 |                  |  Pliocene   |
_____________________________|_________________|__________________|_____________|______________________
 Strongly cross-bedded from  |                 |                  |             | Boap Creek-1
 west overmuch of the basin  |   Krisi Fmn     |    Romi Fmn      | L Pliocene  | Pulan-1
 also from local highs       |                 |                  |             | Puwani-1
_____________________________|_________________|__________________|_____________|______________________
 Sub Parallel reflections    |         |               |          |             |
 with  gentle  onlap         |         |  Rofulu Mbr   |          |             |
 indicating deposition from  |         |  Tomoflu      |          |             |
 west                        |  Bewani |  Mbr          |  Neni    |     Lw      | Puwani-1
                             |  Fmn    |  Nengare      |  Fmn     |  Pliocene   | Pulan-1
                             |         |  Mbr          |          |             |
 Gentle cross bedding from   |         |               |          |             |
 the east                    |         |               |          |             |
_____________________________|_________|_______________|__________|_____________|______________________
 Sub parallel reflections,   |                                    |             |
 non-directional             |   Barida beds                      | L Pliocene  | Puwani-1
_____________________________|____________________________________|_____________|______________________
 Bundle  of  |  Reflection   |   Puwani        |    Senu Beds     | Early to    | Puwani-1
 strong      |  at top       |   Limestone     |                  | Late        | Pulan-1
 reflectors  |               |                 |                  | Miocene     |
_____________|_______________|_________________|__________________|_____________|______________________
 No obvious seismic          | Amogu Conglomerate                 | ?Early      | Puwani-1
 signature                   |                                    | Miocene     | Pulan-1
_____________________________|____________________________________|_____________|______________________
No typical seismic signature | ?Bliri  Volcanics (equivalent) / ? |             | Puwani-1
                             | Metamorphics                       |             | Pulan-1
_____________________________|____________________________________|_____________|______________________
Table 1: Aitape Basin Seismic Stratigraphy (modified after McDonagh 1990)

The `new' traverses, excellently recorded by Hilyard et al (1994) were useful, but inadequate for interpreting the structure at depth. Therefore, the very well known structures in the Los Angeles Basin were used as an analogue, as reported by Wright (1991). A brief comparison between the Aitape and Los Angeles Basins is included in this report (Section 5.3)

Four structural cross sections were constructed across the structural leads presented by Cheetah Oil and Gas (PNG) Ltd. The Muru section followed seismic line OS-3, and limited outcrop structural data and the remaining sections were interpreted based on surface outcrop pattern, palaeontological dating in Hilyard et al (1994) and by analogy with the Muru seismic and Los Angeles Basin structures. The cross sections were constructed in a roughly N-S direction, at right angles to the regional strike of beds and along traverses of Hilyard et al
(1994) so as to be constrained by surface dip data.





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4.4  Probabilistic Resource and Risk Assessment

The hydrocarbon trap rock-volumes and resource assessments of the more robust leads were quantified probabilistically using Logicom's REP(TM) software (Reserves Evaluation Programme) which is an adaptation of CrystalBall(TM) customized for the oil and gas industry. The identified leads are generally poorly defined by 1 or 2 seismic or geological 2D cross-sectional models and therefore the trap geometry is poorly constrained in most cases. The gross rock volume of reef leads was estimated using surface areas and estimated reef thickness modeled as 50-100m. The gross rock volume of transpressional anticline leads was estimated from outcrop surface areas, reservoir cross sectional areas and an estimated gross rock thickness of 100 metres.

P90 and P10 values for hydrocarbon and reservoir parameters were derived from offset wells and the distribution of these variables were assumed to be log normal. The footnote under each parameter distribution in the REP reports describes the data source and serves as an audit trail. Gas is interpreted to be the most likely hydrocarbon phase present in western PPL249 based on the presence of gas shows in the wells and several gas seeps confirmed to be of a thermogenic origin. Two structures, Pinyare and Barida Anticline, were modeled to be oil prospects on the basis that oil seeps occur 50-100 km east at Lemieng and Matapau. Gas compressibility was calculated using reservoir temperature and pressure assumptions based on normal hydrostatic gradients and a regional thermal gradient of 2.7(0) C/km based on the temperature data from the deepest well Boap Creek-1.

Probabilistic ranges of resource estimates were generated using a large number of iterations with a single fixed seed. The results are reported in a single page summary format in this report and a .pdf file containing the complete report for each assessment is provide to the client on a CD.





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The technical risk of geological  parameters of reservoir,  source and trap were reviewed with respect to their likely presence and effectiveness to support the P90 resource assessment. Whilst these risk factors are arguably conjectural they have been rigorously and consistently applied to permit a reliable comparison and ranking of the structures as candidates for future exploration activity.

5   GEOLOGICAL BASIN MODELS

5.1   Comparison with the Salawati Basin

As reported by Kugler (1990), previous hydrocarbon explorers have likened the Aitape Basin to the productive Salawati Basin. Both basins are considered wrench / transpressional related basins adjacent to the sinistral Sorong and Bewani-Torricelli Fault Zones. Oil production in the Salawati Basin of West Papua (formerly Irian Jaya) is from pinnacle reefs of Miocene age which were built on a contemporaneous, basinward dipping, shoal carbonate platform. Deep water basinal limestones (foraminiferal oozes) and clastics replace the shoal carbonates in the basin and provide both source and seal for the reefs. Current exploration is focused on reefs with unrisked potential reserves of 20 million barrels of oil and more than 400 Bcf of gas. To date some 350 mmbls oil has been discovered in the Salawati Basin which is described as Indonesia's most prolific oil basin. Table 2 compares the Salawati Basin salients with the Aitape Basin.

5.2   Comparison with the East Sengkang Basin

Pinnacle reefs of Upper Miocene age in the East Sengkang Basin, Sulawesi, Indonesia are identified at outcrop and on seismic and subsequent drilling proved the build ups to be of 200-400 metre vertically above the regional platform carbonates of <100m thickness. Figure 5 of Grainge and Davies (1985) illustrates the seismic definition of the Kamung Baru reef. The upper Unit C interval of the Tacipi Formation is comprised of bioclastic packstones with occasional grainstones and forms the primary reservoir. The reefal bioclasts are predominantly coral and encrusting calcaresou algae which have been extensively modified by diageneses (freshwater leaching, calcification and some dolomitisation). Log derived porosities average over 30% in the core areas and averages 26%in areas of smaller bioclasts. Average core permeabilities vary from 13 to 313 md. Four reef structures are believed to contain 750 bcf of gas. The East Sengkang Basin contains some 1800 metres of Tertiary sediments in a transpressional setting adjacent to the sinistral Walanae Fault zone and warrants further study to compare with the Aitape Basin





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
________________________________________________________________________________________________________
                    Aitape Basin                     |                 Salawati Basin
_____________________________________________________|__________________________________________________
 ~2,500 sq km in Central Basin                       | ~5,000 sq km (basinal)
 ~6,500 km (basin and platform)                      | ~12,000 sq km (basin and platform)
 ~ 6,000 m of marine Tertiary sediments              | ~ 6,000 m of marine Tertiary sediments
_____________________________________________________|__________________________________________________
 Left Lateral Transpression                          | Left Lateral Transpression
_____________________________________________________|__________________________________________________
 Adjacent to Pacific margin                          | Adjacent to Australian margin
_____________________________________________________|__________________________________________________
 Middle Miocene subsidence                           | Middle Miocene subsidence
_____________________________________________________|__________________________________________________
 Late Miocene subsidence and turbidites              | Late Miocene subsidence and clay deposition
                                                     | during marine transgression
_____________________________________________________|__________________________________________________
 Pliocene compression? and subsidence                | Early Pliocene extension and marine regression
_____________________________________________________|__________________________________________________
 Pleistocene transpression; Similar risks of         | Pliocene-Pleistocene transpression; Late Pliocene
 breaching flushing and degradation may occur on     | tectonics has caused leakage through top seal and
 basin margins                                       | biodegradation through fresh water seepage
_____________________________________________________|__________________________________________________
 Oceanic crust basement                              | Continental crust basement
_____________________________________________________|__________________________________________________
 Thermal Gradient 2.7 (0)C/km (Boap Creek-1 Montague | Thermal Gradient 3.6- 3.7 (0)C/km (ref Simbolon)
 1986)                                               |
_____________________________________________________|__________________________________________________
 Common carbonates and possible reefs identified on  | Reef build-ups are 300-750 high and encapsulated
 422 km of 2D seismic shot in 1983/84 and in         | by shale and are typically 1-10 sq km in area.
 stratigraphic sections at outcrop and penetrated by | Average porosity 20-25% (range 15%-30%) and
 3 exploration wells. Two wells confirmed Miocene    | permeabilties range 1-7 Darcies. Upper 50-75 m is
 carbonates contain bioclastic debris but primary    | tight in some reefs whilst upper and definition
 porosity is low. The third wel confirmed the        | of 30 m build-us was poor on 1950's seismic data
 potential for Pliocene reefs. Six seismic           | Reef trend occurs along irregular shelf margin
 anomalies, 3 of them possibly reef buildups and     | with tongues and embayments 15 km x 3 km.
 geomorphic remain unexplored/untested. Bioclastic   | Elongate reefs are 7 x 2.5-3.5 km whilst
 debris identified in wells and at outcrop suggest   | concentric reefs are 1.5 -5 km diameter
 proximity to reefs but true in-situ reefs not yet   | (Vincelette, 1974). Initial oil in place may be
 confirmed.                                          |  large (several hundred million barrels in each
                                                     | reef) but recoverable reserves are of the order
                                                     | of 0.5 to 2 million barrels oil. Current
                                                     | exploration in the Salawati Basin using 2D and
                                                     | 3D seismic is focussed on 5-10 million barrels
                                                     | oil potential for each reef (Lundin Petroleum
                                                     | 2004)
_____________________________________________________|__________________________________________________
 Few oil seeps,  many gas seeps,  mainly biogenic,   | Abundant seeps and tar mats.  Early wells drilled
 some thermogenic                                    | on anticlinal structures with oil and gas seeps
_____________________________________________________|__________________________________________________
 20 years of exploration, 425 km 2D seismic and 3    | Approximately 30 wells drilled (mostly on surface
 wells acquired/drilled in 1980's based on           | anticlines before commercial production was
 geomorphic anomalies and seismic, aeromagnetic and  | established. Early exploration methods included
 gravity data.                                       | gravity, geomorphic anomalies and sparse 2D
                                                     | seismic (6 and 12-fold) data
_____________________________________________________|__________________________________________________
 Real Jungle                                         | Offshore and onshore (Jungle)
_____________________________________________________|__________________________________________________
Table 2: Comparison between the Aitape Basin and the Salawati Basin




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5.3   Comparison with the Los Angeles Basin

The overall tectonic architecture, structural styles, timing of development and size of the Aitape Basin compares very favourably with that of the Los Angeles
(LA) Basin in California, which will ultimately yield around 10 billion oil-equivalent barrels of petroleum (Wright 1991). Significantly in the LA Basin, most of the hydrocarbon is trapped in faulted anticlines, similar in structural style to those adjacent to the Bewani-Torricelli Mountains in the Aitape Basin. Discoveries prior to 1925 in the LA Basin were drilled on seeps, but subsequent discoveries had little or no Quaternary expression (Wright 1991).

_________________________________________________________________________________________________________
          Los Angeles Basin (Wright 1991)            |                   Aitape Basin
_____________________________________________________|___________________________________________________
~3,500 sq km                                         |~2,500 sq km in Central Basin
_____________________________________________________|___________________________________________________
Right Lateral Transpression                          |Left Lateral Transpression
_____________________________________________________|___________________________________________________
Adjacent to Pacific margin                           |Adjacent to Pacific margin
_____________________________________________________|___________________________________________________
Middle Miocene volcanism                             |Middle Miocene subsidence
_____________________________________________________|___________________________________________________
Late Miocene subsidence and deep-sea fans            |Late Miocene subsidence and turbidites
_____________________________________________________|___________________________________________________
Early Pliocene extension                             |Pliocene compression? and subsidence
_____________________________________________________|___________________________________________________
Pleistocene transpression                            |Pleistocene transpression
_____________________________________________________|___________________________________________________
Continental crust basement                           |Oceanic crust basement
_____________________________________________________|___________________________________________________
Abundant clastic reservoirs                          |Minimal clastic reservoirs
_____________________________________________________|___________________________________________________
Minimal carbonates                                   |Common carbonates and possible reefs
_____________________________________________________|___________________________________________________
Abundant seeps and tar mats                          |Few oil seeps,  many gas seeps,  mainly  biogenic,
                                                     |some thermogenic
_____________________________________________________|___________________________________________________
100 years of exploration, many many wells            |20 years of exploration, 3 wells
_____________________________________________________|___________________________________________________
Concrete Jungle                                      |Real Jungle
_____________________________________________________|___________________________________________________
Table 3: Comparison between the Aitape Basin and the LA Basin

6   STRATIGRAPHIC MODEL

The stratigraphic variations across PPL249 are illustrated on the accompanying chronostratigraphic chart shown as Enclosure 1. The key points are summarized here, particularly addressing potential reservoir horizons.




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6.1   Source Rock

McDonagh (1990) reports that carbonate source rocks with VR <0.5% TOC may be capable of generating significant volumes of hydrocarbon. He also points out that Eocene and Oligocene rocks are well known for source potential in the Indonesian region, and suggests there is little reason to expect that similar depositional conditions did not occur in the Aitape Basin at similar times. Hilyard et al (1994) carried out organic geochemical analyses on 67 outcrop samples selected in the field on the basis of apparently high organic content and freshness. All samples had low VR values, with Ro ranging from 0.23-0.39, well below the start of the oil window at Ro=0.5. Most samples were organically lean with <0.5 wt % TOC or marginal source with 0.51-1.0 wt % TOC. Specimens with >1% TOC had visible coal detritus. The Barida Beds and equivalent open marine carbonates identified as a potential source by Kugler (1990) contain TOCs of 0.35-0.61%, with an average of 0.41%, which is regarded as non-source level (Dow, 1993). The rocks analysed had low pyrolysis response and are not capable of generating oil. Only gas-generating or infertile kerogen types III and IV were recorded (Hilyard et al 1994). Analyses of subsurface source rocks from the three wells average 0.3% TOC whereas 30% of the samples analyzed over 0.5% TOC leading McDonagh to conclude that sufficient source is probably located within the deeper part of the Aitape Basin.

The 1:250,000 geological map sheet, and previous exploration efforts records oil and gas seeps in eighteen (18) locations and a thorough field programme was undertaken by Hilyard et al (1994) to visit, describe and analyse these.

The most significant results of Hilyard et al's seep sampling exercise was the discovery of an oil seep offshore at Lemieng, a wet gas seep probably associated with oil at Moipu and the confirmation of oil and gas seeps at Matapau; all localities are east of the PPL249 block.

Gas seeps of a thermogenic or mixed thermogenic/biogenic origin were discovered at ten (10) locations and confirmed by laboratory analysis. These include gas seeps in the vicinity of

     o    the Muru Anticline (Seeps #1 and #2)

     o    the Pinyare Anticline (Seeps #22/23-10km SW and #30 6km N)

     o    the Barida Anticline (Seep #24 - no analysis)

NB See Hilyard et al's Tables 5.1.2 and 5.1.3 and their Figure 5.1.1. for details and beware since the reported grid co-ordinates are unreliable; Seeps #1-6 probably occur at 551666 (and not 551646 as reported); seep #20 a thermogenic gas location is not shown on the map and the co-ordinates are questionable.





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The oils to the east of PL249 are derived  from mature,  oil-prone  source rocks with kerogens of Type II or mixed Type II/III. The offshore Lemieng oil has been generated from a carbonate-rich source rock and the Matapau and Forok oils are probably from source rocks containing a significant terrigenous component. These oils are are dissimilar to oils known form the Papuan Foldbelt (Jurassic Source) and the Lufa area (Cainozoic source rocks) and consequently represent a new, unexploited petroleum system in PNG. The presence of hydrogen sulphide in some of the gas seeps and the common occurrence of H2S in water springs along the mountain front supports the interpretation of hydrocarbons generated from over-mature carbonate source rocks.

It is considered likely that in the un-sampled deeper parts of the Aitape Basin, anoxic conditions were locally present during the Early Miocene allowing local development of gas and oil source rocks in the Early Miocene and Barida Beds (Enclosure 1). On the basis of the proliferation thermogenic gases and of confirmed oil seeps PPL249 is considered to be gas prone in the west whilst leads and prospects east of the Pinyare anticline have likely access to charge from light oil prone source rocks.

6.2   Seal

As shown on the chronostratigraphic chart, marine muds are common throughout the stratigraphic section above the Early to Middle Miocene carbonates. It is expected that these will seal most reservoir horizons, but the shallow depth of the Quaternary reefs and sands makes seal a higher risk for those horizons. Unconsolidated siltstones and sands interbedded with mudstones are likely to provide poor seals to Pliocene reef objectives.

6.3   Reservoir

The Aitape Basin has three types of potential reservoir, carbonate, clastic and fracture reservoirs. Overall, reservoir is the primary risk in the basin.





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6.3.1   Carbonate Reservoirs

As the Aitape Basin was remote from major sources of sediment supply through much of the Miocene, carbonate deposition was common, but depositional porosity appears to have been low, generally <5% (Hilyard et al 1994). However, the upper 8 metres of the Puwani Limestone in the Pulan-1 well recorded a mean porosity of 13% unconformably overlain by Pleistocene (N22) beds. Furthermore, there is the potential for reef development during late Early to Middle Miocene subsidence, as shown on the chronostratigraphic chart. These reefs would eventually be drowned and encased in Barida Beds marls and shale, interpreted to have been deposited in outer neritic to bathyal depths. Kugler (1990), Hilyard et al
(1994) and Wilson (1993 reported in Hilyard) record the presence of corals and reef detritus or talus, but reefs have not yet been conclusively found in outcrop or the three wells. However, reefal-type anomalies are suggested on seismic, as reported below, and on topographic maps and air photographs (Australian Photogeologic Consultants 1993, as reported in Hilyard). Geomorphic / topographic anomalies of >10 km2, suggestive of reefs, are present in the eastern part of the licence (Section 9.10 and 9.1) . Furthermore an unconfirmed report of reef material at Mt Sel (St John 1983) and abundant bioclastic material reported by Kina Oil & Gas (1982) in a report entitled "Geochemistry and Biolithic Analysis of Outcrop Samples" warrants follow-up field studies.

Reefs may also have been developed on the growing structural highs within the Pliocene and Pleistocene section, and a potential reef anomaly has been recorded on the reprocessed seismic. Porous and permeable Quaternary limestones have been recorded to the north of the Aitape Basin in the Serra Hills and to the south in the eastern and western Bewani-Torricelli Mountains (Hilyard et al 1994), so it is reasonable to expect that they may be present on highs in the subsurface.

6.3.2   Fracture Reservoirs

The structural analysis (Section 8) indicates that the areas adjacent to the Bewani-Torricelli Mountains are dissected by common near-vertical strike-slip faults and that the potential for extensive fracturing of the Puwani Limestone in the anticline cores is high. Hilyard et al (1994) reported that some basinal limestone units had moderate to excellent fracture porosity of up to 30-40% due to large mesoscopic breccia fractures, but point out that, where exposed, this has been occluded by sparry calcite cement. In the subsurface, it is important for the fracturing to have occurred during hydrocarbon charge in order to preserve the excellent porosities. Such conditions are likely to have occurred during the Pleistocene when strike-slip faulting was pervasive and the basin reached maximum burial depths.




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The Barida and Early Miocene Beds,  comprised of marine basinal marls and shales have already been discussed as potential source rocks. If they are sufficiently deformed (sheared and fractured) in a transpressional regime they may act as both source rock and a reservoir /resource horizon in anticlinal structures such as the Pinyare, Barida and Muru Anticlines. The Najmah Formation is a carbonate rich source rock in the Arabian Basin and produces oil (at commercial rates) when fractured (Yousif and Nouman 1997, page 102). The Minagish and Kra Al Maru Fields of Kuwait produce from these fractured source rocks and many Kuwait fields produce oil from the overlying fractured limestones of the Marrat Formation including the Abduliya, Dharif, Um Gudair Fields (Carman 1996). These fields are elongate, probably transpressional, structures along the West Kuwait Arch Lineament (Carman 1996).

The Pliocene basinal carbonate  sequences are generally impure and Hilyard et al
(1994) report ductile deformation rather than fracturing. Highly deformed outcrops exhibit poorly developed cleavage defined by stylolitic layering and alignment of fine phyllosilicates as opposed to fracturing (Hilyard et al 1994).

6.3.3   Clastic Reservoirs.

The tectonic model indicates that the Aitape Basin was far removed from the Australian continental crust until the end of the Middle Miocene, ~11 Ma. Subsequently, the main detrital sediment was derived from Pliocene-Pleistocene uplift of the Bewani-Torricelli Mountains, which are underlain by oceanic crust and/or island arc terrane. Thus almost all of the clastic material supplied to the basin was derived from basic volcanic and intrusive terranes, so is dominated by volcanolithic detritus. Therefore, sandstone and conglomerate reservoirs are expected generally to be of poor quality. Locally within the mountains there are exposed tonalities that could provide better quality sandstone reservoirs where eroded and winnowed.






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Clastic  reservoirs may be present in the Early Miocene Amogu  Conglomerate  and
Senu Beds,  due to regional  uplift and erosion of the oceanic  basement at that
time.   These   beds   are   relatively   widespread,   but   thickest   in  the
Bewani-Torricelli Mountains and are commonly interbedded with Puwani Limestone. It is thought that the Puwani Limestone was deposited on highs or areas distal from sediment supply whilst thick conglomerate and clastic sequences were deposited in local troughs.

Clastic reservoirs may also be present in the Pliocene to Recent sequences derived from rapid uplift of the Bewani-Torricelli Mountains, including proximal parts of the Bewani Turbidites and the Krisi Formation. Hilyard et al (1994) report poor Pliocene clastic reservoirs in outcrop, dominated by calcareous siltstone and thin-bedded, fine quartz-lithic sandstone with abundant mud matrix.

7   SEISMIC INTERPRETATION

7.1   Mapped Horizons

The seismic data were loaded and interpreted in Paradigm's Seisx(TM) and interpretations of the key seismic panels are discussed and illustrated in this report. The seismic surveys cover an area of 1200 km2 and comprise a total of 422 line kilometers. Three wells drilled in 1985 provide stratigraphic and velocity data to tie the seismic data to regional geological model. Two maps TWT structure maps, the top Miocene carbonate horizon and Near Base Pleistocene gives an overview of the regional structure. Enclosure 2 is a base map showing the location of the seismic and well data.

7.1.1   Top Miocene Carbonate (Base Barida Beds)

The lowermost  horizon mapped is the Top Miocene  Carbonate Horizon (Base Barida
Beds) which forms a well defined and mappable, high amplitude reflection below the thick, well stratified Miocene - Pliocene basin fill (Figure 1) This event does not represent a time line since the carbonate sequence in Pulan-1 is early Miocene in age whereas Middle Miocene limestone (interbedded with siltstone and mudstone) occur below the seismic reflector in Puwani-1. The mapped reflector nonetheless does represent the top of potential Miocene reservoir. The detailed stratigraphy of the Miocene Limestone is possibly complex and in the absence of any additional or new palaeontological data, has not been addressed in this interpretation.



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Kugler (1990) reported the presence of a structural hinge,  possibly  associated with down to the basin normal faults, expressed at the top Miocene carbonate level. The reprocessed seismic interpretation supports the identification of the Hinge Zone which is prospective as a focus for hydrocarbon migration and in situ reef growth.

Interpretation of the reprocessed seismic confirms the overall geometry and the presence of the normal faults and associated growth sequences. The Top Carbonate horizon dips from outcrops in the north, over a marked flexure, or Hinge Zone and southwards to over 3.5 secs TWT at the southern margin of the Aitape Basin adjacent to the Bewani Torricelli Mountains. The Hinge Zone forms a 6 km wide zone of steep dips, with mound features and approximately NE-SW striking normal faults across which the Pliocene section thickens dramatically towards the south. To the north of the Hinge Zone a hiatus has been recorded between the Miocene limestones and the overlying Pliocene clastics. The amount of missing section varies along strike such that all of the Middle and Late Miocene are absent at Pulan-1 and an almost complete section is present at Puwani-1.

Enclosures 3 shows the geometry of the Miocene carbonates from outcrop across the seismic grid and the steep-dipping (~20-25(degree)) Hinge Zone to the southern margin of the basin.

7.1.2   Near Base Pleistocene Horizon

The shallowest horizon picked, correlated and mapped across the seismic grid is a major regional unconformity identified as Near Base Pleistocene unconformity (Enclosure 4) and tied to the Base Mugi Sequence in Pulan-1 and Boap Creek-1. Angularity of the unconformity is strongest in the western part of the area covered by the seismic surveys as shown on Figure 1. The Near Base Pleistocene horizon crops out along a line trending roughly east west south of the Puwani-1 well site and the geological map shows that this horizon probably swings northeasterly towards the Serra Hills (mapped as the base Bulimp Formation). From the line of the outcropping unconformity, the horizon plunges generally towards the south to a maximum of 1 sec TWT. Generally the Near Base Pleistocene unconformity is planar but does show some deformation over the Puwani area and Muru areas as a result of late Pliocene to Recent strike slip motion along the Bewani Fault Zone. The Near Base Pleistocene Horizon is relatively undisturbed in the western parts of the seismic grid which preserves seal integrity for potential hydrocarbon accumulations in this area.





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7.2   Analysis of the wells Pulan-1 Puwani-1 and Boap Creek-1

Both Pulan-1 and Puwani-1 were drilled on the Hinge Zone targeting seismic anomalies interpreted as reefs. Puwani-1 encountered 485 m of Late Miocene-Pliocene Barida Beds (interbedded limestone and siltstone with a basal conglomerate) overlying 221m of Middle and Early Miocene Limestones and siltstones of the Senu Beds. Pulan-1 encountered 378 m of Puwani Limestone of Early Miocene age and bound by major unconformities at the top and base. The Puwani Limestone is comprised of hard dense limestone containing packstone and wackestone depositional fabrics. Fossil fragments include coral, bryozoans, gastropod, foraminifera and possible echinoderm parts. Whilst a shelf environment of deposition is interpreted these fragments indicate proximity to potential reef growth or longer distance transportation by channelised or mass flow systems. Table 4 lists the seismic characteristics used in this study to cross-check for presence of carbonate reefs.


7.2.1   Pulan-1

Pulan-1 was drilled to test a reef anomaly interpreted on at least two seismic lines (HPN104 and OS-10). The well intersected 378 m of early Miocene Puwani limestone comprised of finely crystalline wackestone and packstone with bioclasts including echinoderm debris, some larger foraminifera and coralline algal and bryozoan debris.






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 Seismic reef identification
 ---------------------------

     o    Reef outline by reflections

     o    Velocity anomaly below and above reef

     o    Diffraction from reef edges

     o Termination of reflections, limited to no stratification within reef-core

     o    Change in reflection patterns on each side

     o    Thinning/condensed section over reef; draping

     o    Located on shelf edge or structural uplift

 Problems
 --------

     o    Subtle features; often identified only in areas of expected carbonate

     o If not proven by well elsewhere in the basin, very high risk interpretation

 -------------------------------------------------------------------------------
 Table 4: Checklist for reef seismic identification and associated difficulties



Primary porosity is very low with some (~5%-10%) moldic and vuggy porosity. Despite the lack of in-situ reefal lithologies in the well McDonagh (1990) considered the anomaly to be a reef. Inspection of the criteria supporting a ref interpretation the Pulan feature lacks only one attribute

     x    Reef outline by reflections

     x    Velocity anomaly below and above reef

     x Termination of reflections, limited to no stratification within reef-core

     x    Change in reflection patterns on each side

     x    Thinning/condensed section over reef; draping

     x    Located on shelf edge or structural uplift

Examination of line HPN-104 shows a prominent mound feature positioned at the southern edge of the regional Hinge Zone and the Barida Beds transgressing and onlapping the Pulan Mound feature (Figure 2). Flattening of the line on the Top Miocene Carbonate (unconformity) Horizon illustrates that the Barida and younger beds are thinner to the north of the Pulan feature than the to south suggesting that the southern area has always been downthrown / basinal and that thickening of the Pulan feature is unlikely to be due to an inverted half-graben high (Figure 2).





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The presence of reefal  detritus as bioclastic  wackestones  and packstones with coral  and  shell  fragments,  algae  and  abundant  foraminifera  supports  the interpretation of Miocene reefs in the vicinity. Whilst reefs providing the debris were possibly present up-palaeo slope or on paleo-structural highs within
the  general  vicinity,  the  preferred   interpretation  is  that  Pulan-1  was
unfortunately placed on a non-reef core facies. Figure 6 of Vincellette and Soeparjardi (1976) demonstrates the position of successful and unsuccessful exploration wells along the Miocene upper Kais Formation carbonate shelf edge in the analogous Salawati Basin suggesting a high percentage of non-productive wells are common even when drilled along a known reef trend and using appropriate geophysical and geological tools (seismic, gravity, geopmorphology, well data and petrology). Figures 3 and 4 show the TWT structure map and the TWT isochron map, respectively over the Pulan-reef anomaly.

7.2.2   Puwani-1

Puwani-1 was drilled to test an anomaly interpreted as a Miocene reef on 3 seismic lines (OS-1, OS-2 and HPN105). The well intersected 485 m of late Miocene -Pliocene Barida Beds comprised of interbedded siltstones and limestones underlain by 211m of Senu beds of Early and Middle Miocene age and ~100 m of Early Miocene Amogu Conglomerate with basal limestones on Bliri Volcanics (BHP well completion report). The limestones are reported as tight with 2%-8% porosity measured in Core#1 and log porosities reported as <10%.

The reprocessed seismic through the Puwani-1 well site shows Pleistocene folding in the area of the Hinge Zone (Figure 5). Puwani-1 was drilled in the core of the anticline. After flattening the seismic to a dummy horizon which restores the Pleistocene deformation, the Puwani structure does not show any build-up on the seismic nor does the seismic show an obvious change in reflectivity patterns besides amplitudes to each side of the target. Stratification within the main proposed reef-core is present and the overlying sequence does not show drape or condensation. The Puwani-1 well intersected a near complete stratigraphic section and there is no marked hiatus between the Miocene carbonates and the overlying Pliocene clastics. Based on the seismic interpretation, the carbonates intersected in Puwani-1 do not appear to be deposited in a half-graben setting. The half-graben interpreted between SP 2133 and SP 2223 on Figure 5 probably channeled the coarser carbonate detritus while the calcarenites and interbedded mudstones towards the southeast at Puwani-1 are interpreted as either overbank deposits or as the back-reef facies (boundstones are reported in almost every sampled interval of the Miocene section). The Puwani structure is located at the northeastern margin of the interpreted reef Lead A (see section 7.4.1) and on seismic line HPN-104 the lithofacies could be interpreted as part of the lagoonal facies to Lead A. The litholog reports algal and coralline boundstones among bioclastic calcarenites, foraminifera are abundant. A lagoonal facies however is contradicted by palaeobathymetry analysis based on foraminifera which indicates water depth between 500-1000m (mid-slope) (Deighton, 1984). If not transported the algal boundstones would require to have been developed in the photonic zone. The anticline formed during the latest phase of compression during the Pleistocene to Recent.





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7.2.3   Boap Creek-1

The Boap Creek-1 well targeted a Pliocene reef play on the southern flank of the Muru anticline. The well intersected 103 m of calcarenites with packstone to grainstone texture interbedded with an interval of mudstone (WCR) which has been interpreted as a channel fill (McDonagh 1990). The reprocessed seismic strongly supports the McDonagh interpretation (Figure 6). The Pliocene section immediately below the Near Base Pleistocene unconformity is characterized by channeling (Figure 7). These channels are best imaged along ~N-S striking sections, indicating basin axis-parallel (E-W) transport.

7.3   Re-analysis of seismic reef anomalies on reprocessed data

A major component of this project is to use the recently reprocessed seismic to analyse the reef anomalies proposed by Kugler (1990). In this section four reef anomalies (A, B C and D) and three reefs (Punwep, Mugi and an un-named Pliocene reef) are reviewed. Those which are considered to be prospective as reefs or otherwise are more fully described in Section 9 of this report.

7.3.1  Reef Anomaly A

Reef anomaly A is located at the southern edge of the Hinge Zone in the hanging wall of the northernmost Miocene half-graben along the Hinge Zone and to the south of the Pulan and Puwani wells. Seismic line OS-2 images the spatial relationship between Puwani-1 and the reef anomaly A. The seismic anomaly mapped as reef anomaly A is shown in Figure 8 and is interpreted as a reef as it complies with all of the seismic characteristics outlined in Table 4. Although being located south of the Hinge Zone and associated faults it should be stressed that at the time of Miocene deposition anomaly A was in a shallow water position in the footwall of a major half-graben to the south (Figure 8). After restoring the Pliocene deformation (fault offset only) along the Hinge Zone normal faults and rotating the section to ~horizontal the potential reef-lead stands out on the seismic as a build-up structure (Figure 8B). In the Puwani-1 well the litholog reports algal and coralline boundstones among bioclastic calcarenites and abundant foraminifera. These lithologies are interpreted as the back-reef/lagoonal facies of the interpreted reef. Figure 9 is an isochron map of the mapped anomaly indicating the shape of the interpreted reef core. The TWT structure map (Figure 10) shows there is no structural closure at the top limestone level and the lead would depend on stratigraphic trapping up-dip towards the north. A facies change towards the Puwani-1 well is likely, considering the lithologies intersected in the well of interbedded silt and limestones (WCR - Montague, 1985). Reef anomaly A is considered a prospective lead for reef exploration.



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7.3.2   Reef anomaly B

Reef anomaly B is imaged along the northern part of seismic line OS-5 between SP 1660 and 1560 (Figure 11). Flattening the seismic to restore the Pleistocene and younger deformation reveals that the anomaly is best interpreted as the latest growth phase of a Miocene half-graben as shown in Figure 11B. This interpretation would be consistent with the half-graben growth structures along strike shown on seismic line HPN-104 (Figure 2). Anomaly B is not considered to be a prospective reef lead as it is interpreted to fall in the hanging wall of the fault controlling the anomaly and that the Miocene lithologies are expected to be similar to those intersected in Pulan-1.

7.3.3   Reef anomaly C

Reef  anomaly C is imaged on seismic  line OS-4 between SP 1330 and 1550 (Figure
12) and line HPN-100 SP 306-406. Although this feature does not comply with all of the reef criteria in Table 4, the seismic does show an isochronal thick in the Miocene section and along the southwestern flank between SP 1340 and 1385 on line OS-4. The suggested reef core is not very well imaged at the seismic line end where the imaging is generally of poorer quality. On seismic line OS-4 the anomaly does not have high amplitude reflections below or above the interpreted reef. On seismic line HPN-100 the anomaly is less obvious but is mainly located on the footwall of a normal fault at SP 276 (Figure 12B). Seismic line HPN-100 crosses the anomaly at the northeastern flank and does not image any reef core. A map of anomaly C isochrones together and a TWT-structure map is shown in Figures 13 and 14 respectively. Anomaly C is positioned along strike from Reef Anomaly Lead A in a very similar tectonic stetting and position on a structural high. It is considered to carry technical risk higher than Reef Lead A although the poor seismic quality limits confidence of the interpretation.

7.3.4   Reef Anomaly D

Reef anomaly D is imaged in seismic line OS-3 between SP 1470 and 1380. As shown in Figure 15 this seismic anomaly has been interpreted as part of the Muru wrench fault system. The break in amplitudes and non-reflective character of the Puwani Limestone section on Figure 15 is interpreted to be caused by strong faulting along closely spaced wrench faults of the Muru-North wrench system. No reef has been interpreted at this location but fracture porosity could be preserved in this area in the Miocene limestone interval (see structural leads).

7.3.5   Punwep Reef Anomaly

The Punwep Reef Anomaly was described by Kugler (1990) using seismic line HPN-109 between SP's 570 and 470 (Figure 16). The top of the proposed reef was interpreted by Kugler based on a break in reflectivity/amplitude between SP 500 and 460. The reprocessed data reveals that there is a gradual change in amplitudes, but the main reflectors appear to be continuous between SP 580 and
390. No reef build-up could therefore be identified and the previous mapped anomaly appears to be a result of a change in amplitudes along strike of the section. The Punwep anomaly is therefore not considered to be a prospective reef



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7.3.6   Mugi Creek Reef Lead

The Mugi Creek Reef anomaly is imaged at the overlap of seismic lines HPN-109 and OS-9 (Figure 17). Kugler's interpretation (1990) is based on the break in the reflectors around SP 150 as shown in Figure 17. The reprocessed seismic shows that no obvious reef outline is present, no thinned or condensed section can be interpreted over the interval and it appears to be not located on a structural high. The centre of the anomaly (the proposed reef core) shows some interruptions in the seismic reflections but is still well stratified. Based on the criteria in Table 4, the mapped seismic anomaly is not likely to represent a reef and the disrupted reflectivity could be explained by slumping.

A little farther west on the same line (Line HPN-109 SP 0-200) an anomaly is present which shows a non-reflective unit within a high-amplitude, well stratified unit between SP 200 and the end of seismic line (Figure 1). This anomaly complies with all but one (it does not appear to be located on a structural high) of the criteria in Table 4. This potential Miocene reef is therefore identified on the basis of its interpretation and isochron and TWT-structure map forms (Figures 18 and 19 respectively). This lead, named Mugi Creek Reef West, does not show structural closure on the TWT-structure map and would therefore rely on stratigraphic trapping up-dip towards the north. The main risk for the interpretation of this lead as a reef is that it is not located within the reach of the Hinge Zone and could potentially be located in an area of deeper water deposition during the Miocene. The mapped anomaly might also be interpreted as a carbonate-debris flow.

7.3.7   Pliocene Reef Anomaly

A seismic anomaly on lines HPN-101 and HPN-102 within the Pliocene section is mapped and interpreted as showing strong compliance with the seismic reef criteria in Table 4. Figure 20 shows the anomaly on seismic line HPN-101 between SP 510 and 660. An isochron and TWT-structure map of the potential reef is shown in Figures21 and 23.




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The main  risk  associated  with  the  proposed  Pliocene  lead is the lack of a structural control/high associated with the potential reef and that the drilled Pliocene sections have not indicated a carbonate-prone environment. The seismic anomaly could also be interpreted as part of a turbiditic fan system (Figure
20B). However limestone filled Pliocene channels above in the section, as drilled in Boap Creek-1 indicate the presence of Pliocene carbonates in the area. Furthermore the lead is generally located in a current syncline position which puts a high risk on any hydrocarbon charge.

8   STRUCTURAL MODELS

8.1   Muru Anticline Structural Section

Seismic lines OS-3 and HPN-101 cross the Muru Anticline show thrusting up of the section towards the north on steeply south-dipping fault(s), but also the likely presence of several steeply-dipping to vertical fault sets. On the reprocessed seismic data, when displayed roughly with no vertical exaggeration, it is apparent that the listric fault interpretation of Kugler (1990) is unlikely and that the structure is far more likely to be a flower structure formed by left-lateral transpression, very similar to those formed by right-lateral transpression in the Los Angeles Basin (Wright 1991). It is notable that the en echelon Pinyare and Barida Anticlines and the unnamed anticline to the east are very similar to those along the highly productive Newport-Inglewood trend in the Los Angeles Basin.

The model section (GR 5560/9658 south: 5548/9674 north) has been derived from the OS-3 seismic, proximal well data and the Aitape-Vanimo map 1:250,000 geological (1980) that includes less than 20 dip orientations (Figure 21). Impacts on the interpretation when comparing the Aitape-Vanimo map (1980) includes revision of the Pliocene surface outcrop to be Pleistocene and identification of inconsistency of dip orientations on the northern flank of the Muru Anticline.

The section is located 5 km to the east of the OS-3 line and to the west of a north-south traverse with sparse outcrop structural data. This however leads to some inconsistency between the seismic that can explained by some of the dip
orientations  being  proximal  to  a  north-south   transfer  or  by  structural
interference between the two flower structures. Faults within this structure have smaller fault offset when compared wit structural sections modeled farther east where Barida beds crop out to the south of or within core of the structures. There is subsequently an increase in the amount of throw across these faults to the south.




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The  structure  of the Muru  Anticline is well  constrained  but could be better understood by the acquisition of more data to define the structure's 3D geometry. In addition to more creek traverses the quality of the available seismic indicates additional seismic would be a viable exploration method.

8.2   Pinyare Anticline Structural Sections

Hilyard et al (1994) completed two traverses across the Pinyare Anticline adjacent to the Bewani-Torricelli Mountains towards the eastern end of the licence, GR 590654. These traverses included well-dated samples including estimates of palaeobathymetry (Haig 1993) so were used as the basis for two sections across the anticline, in conjunction with the data from Norvick & Hutchison (1980). Figures 24 and 25 show two lines of section based on sparse data from the Piore River section (west of the crest) and the other using very sparse data from the Pinyare Creek section close to the interpreted crest. The Muru seismic lines showing the regional dip of basement and the overlying Puwani Limestone was used to draw the northern portion of both section. A strike-slip fault cutting basement beneath the Pinyare Anticline is inferred in the core of the structure. On both sections a flower structure is inferred to have thrust up the Pinyare Anticline, but with possible extensional faults in the core, similar to those observed in the Inglewood Oilfield in the Los Angeles Basin. The core of the flower structure is interpreted to be a zone of intense fracturing that may have reservoir potential above basement which is interpreted to be >3500 m depth. To the south basement has been thrust up on transpressional faults and there is potential for sub-thrust reservoirs in fractured clastics or carbonate reservoirs.

8.3   Barida Anticline Structural Section

The Barida Anticline is illustrated on the regional 1:250,000 PNG Survey geological map as a roughly east-west but sinuous and narrow structure exposing Barida Beds at the core and faults interpreted along the northern flank. A single 2D sectional model (Figure 26) was generated using Geosec(TM) and the Ossima- Neumeyer seismic data as a general guide for the regional dip of basement and the overlying Puwani Limestone. A strike-slip fault cutting basement beneath the Barida Anticline was inferred with a flower structure to cause the uplift of the Barida Anticline. The core of the flower structure is interpreted to be a zone of intense fracturing that may have reservoir potential. The Barida Section was derived from the Aitape-Vanimo map (1980) that shows curved fold structure that is offset by cross cutting lineaments. The 1:250,000 geological map illustrates a north-south section across the Barida structure located between K-L on which basement is interpreted as thrust up to the near the surface along steep faults.




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The 2D line of section (GR 56069/6400  south:  56200/9660  north) presented here was modeled using GeosecTM using surface data (< 10 dip orientations) projected from few a kilometers east and by taking into consideration the structure style developed from seismic lines OS-3 and HPN-103. The interpreted structural model invokes a fold defined by a series of thrusted bocks of Barida Beds within a set of steep faults and with basement at approximately 3 km depth. Within the southern portion of this section the Puwani unit inter-fingers with the Senu and Amogu units before the sequence steeps up across a major tectonic strike-slip fault.

The very limited control on the stratigraphic thicknesses and the very sparse amount of surface data means that the interpretation is poorly constrained. Additional field data are required to build a robust 3D model which would need be based on a set (minimum 6-8) restored 2D sections across this structure to aid in the constraint of the flower structure, including compartmentalization.

9   RECCOMMENDED LEADS

Several hydrocarbon leads have been defined in the Aitape Basin that are recommended for consideration of further exploration. They are the five reefal anomalies defined on seismic (Pulan Reef, Lead A, Lead C, Mugi Creek-West and a Pliocene reef) and two geomorphic anomalies that are potential reefal anomalies (the Lower and Upper Fivuma Leads, adjacent to the Fivuma River). A further carbonate Lead is the Serra Hinge play. Structural leads recommended for further exploration are the Pinyare, Barida and Muru Anticlines. These leads are described in this section of this report and the larger leads are evaluated volumetrically in Section 10.





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9.1   Pulan Reef Lead

The Pulan Reef Lead is a prominent mound feature located at the southern margin of the top Miocene carbonate Hinge Zone. The mound is at 1350m depth and is approximately 2.75km across (SP 218-328 Line HPN 104). The reef mound is correlated and mapped on lines mapped OS-10 and OS-12 over a closed area of ~ 8-12 km2. The maximum isochron thickness is 140msecs approximating to 380-400 metres. The proposed reservoir is reef core facies within the Puwani Limestone away from the Pulan-1 well with primary porosity of the order of 20%-25% as in other Indonesian Miocene reef analogues. Interbeds of mudstone and clastics in the lower Ugnu Sequence as seen in the Pulan-1 well form a risky seal to the prospect.

It is recommended that geological studies be undertaken to better understand the potential for reef build-ups in the Puwani Limestone Formation including acquisition and analysis of the available Pulan-1 petrology (Wilson 1993) and Kina Oil & Gas (1990) regional petrology reports, field studies of Puwani Limestone outcrops including Mt Sel (St John 1983) and acquisition and analysis of additional seismic over the Pulan and other reef anomalies. A dedicated mini 3D seismic survey over the Pulan Reef may resolve facies variations and hence porosity distributions in the Puwani Limestone reservoir target.

9.2   Reef Lead A

Lead A is located in the centre of the Hinge Zone ~10km to the east of Pulan-1 and 9.5km southwest of Puwani-1 (Figure 8) and was also discussed in Section
7.4.1. The reef is best imaged on a cross section along seismic line OS-2 between shot points 1560 and 1670 (Figure 8). The lead has been mapped along its top and base on seismic lines OS-2, OS-6, HPN-107, OS-11 and OS-8 as shown in Figures 9 and 10. The TWT time-structure map reveals the lack of structural closure over the lead. Stratigraphic/lithologic trapping is therefore essential. The 150ms-TWT isochron on Figure 9 has been used to estimate the extent of the potential reef-core with inferred reservoir quality porosity. The lead covers an area of ~4.5 km2 with its thickest point at GR WM211752 with 190ms-TWT.





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The seismic  image on line OS-2 (Figure 8) shows that the lead complies with all the proposed criteria in Table 4. The potential reef-core shows limited internal reflectivity, typical for reef mounts. On both sides, in particular the southwestern side, the seismic shows downlapping reflectors which suggest the presence of reefal detritus in a fore-reef setting. Towards the northeast, the seismic image is characterized by strong amplitudes that are possibly onlapping the interpreted reef-core. Together with the intersected limestone/siltstone interbedded section in Puwani-1 possible back-reef facies can be interpreted to the northeast of the reef-mount.

Reef  Lead  A  requires  further   definition  through  additional  seismic  and
uncertainties on reservoir could be decreased if in-situ Puwani reefs could be confirmed in the basin through regional field work.

9.3   Reef Lead C

Lead C is located at the southern edge of the Hinge Zone ~17km to the southeast of Puwani-1 (Enclosure 5) The potential reef is best imaged on a cross section along seismic line OS-4 between shot points 1330 and the end of the line (Figure
12). The lead has been mapped along its top and base on seismic lines OS-4 and HPN-100 as shown in Figures 13 and 14.

The TWT time-structure map reveals the lack of structural closure over the lead. Stratigraphic/lithologic trapping is therefore essential. The 150ms-TWT isochron on Figure 13 has been used to estimate the extent of the potential reef-core with inferred reservoir quality porosity. The lead covers an area of ~28km2 with its thickest point at GR WM450767 with 260ms-TWT.

The seismic quality is not the best and a change in seismic amplitude above and below the reef-core is not very obvious. Otherwise the seismic anomaly fulfills the major criteria in Table 4. At around shot point 1375 on seismic line OS-4 (Figure 12) the non-reflective reef-core character is replaced by a downlapping high-amplitude character, indicating the change into fore-reef facies.




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The  reef-core  facies  seems to thin at around  shot  point  1500  towards  the northeast on seismic line OS-4 (Figure 12). The change in seismic character is less apparent on this side of the reef-core as seismic quality deteriorates towards the end of the line.

9.4   Mugi Creek West Reef Lead

The Mugi Creek West Reef Lead is located to the south of the Hinge Zone ~17km to the south of Puwani-1 and 16km northwest of Boap Creek-1 (Enclosure 5). The potential reef is best imaged on a cross section along seismic line HPN-109 between shot points 170 and 500 (Figure 1). The lead has been mapped along its top and base on seismic lines HPN-109, OS-9, OS-4, HPN-112, HPN-111, HPN-108 and OS-5 as shown in Figures 18 and 19. The TWT time-structure map reveals the lack of structural closure over the lead. Stratigraphic/lithologic trapping is therefore essential. The 100ms-TWT isochron on Figure 18 has been used to estimate the extent of the potential reef-core with inferred reservoir quality porosity. The lead covers an area of ~13km2 with its thickest point at GR WM655359 with 130ms-TWT.

On seismic line HPN-109 between shot point 230 and 390, at about 2800ms TWT an approximately 100ms thick non-reflective unit is imaged that complies with most of the seismic criteria for reefs in Table 4. The main uncertainty is the presence and distribution of reservoir porosity. Between shot point 230 and 210 on HPN-109 the non-reflective unit is on-lapped by high-amplitude, continuous reflectors which could be interpreted as draped sediments over the reef-core. Between shot point 330 and 380 a hint of clinoforms are interpreted as downlaps onto the high-amplitude reef-base.

Considering that the lead is located some 15km south of the Hinge Zone, potentially deposited in deeper water than Leads A and C an alternative interpretation for the seismic anomaly could be valid. We believe that carbonate turbidites funneling detritus from the carbonate platform into the deeper basin could be responsible for the seismic reflection patterns we observe. The non-reflective unit would represent one or an amalgamated turbiditic flow of carbonate material against an otherwise shale-prone background. It is recommended that this lead be reconsidered once in-situ reefs are proven in the basin.



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9.5   Pliocene Reef Lead

A Pliocene Reef Lead is located 8km northeast of Boap Creek-1 on the northern flank of the Muru Anticline (Enclosure 5). The anomaly is best imaged on a cross section along seismic line HPN-101 between shot points 490 and 650 (Figure 20). The lead has been mapped along its top and base on seismic lines HPN-101 and HPN-102 as shown in Figures 21 and 22. The TWT time-structure map reveals the lack of structural closure over the lead. Stratigraphic/lithologic trapping is therefore essential. The 40ms-TWT isochron on Figure 21 has been used to estimate the extent of the potential reef-core with inferred reservoir quality porosity. The lead covers an area of ~27km2 with a small core ~5km2 and with its thickest point at GR WM674570 with 50ms-TWT.

This seismic anomaly complies with most of the seismic reef criteria in Table 4. In the central part of the feature, between shot point 530 and 600 on seismic line HPN-101 the potential reef-core is imaged as a unit of disturbed and thickening / diverging reflectors thinning towards both ends into continuous, high-amplitude reflectors. The Late Pliocene was the initiation of a strike slip tectonic margin and uplift of the area could have produced favorable conditions for reefs growth. However, below the base of the mapped lead well imaged clinoforms indicate a possible turbiditic depositional system. The observed seismic anomaly could also be interpreted as overlapping turbiditic lobes.

The Pliocene Reef Lead requires additional seismic definition to confirm areal extent and reef internal architecture and the seal capacity of overlying Pliocene sediments presents a risk of leakage.





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9.6   Muru Anticline Lead

The Muru Anticline is ~12 km long and ~2km wide with Pliocene (N19-N21) Bewani Formations rocks (Norvick & Hutchison 1980) in the core. It is defined by 3 seismic line segments and one 2D geological sectional model. The prospective reservoir is envisaged to be fractured limestones of the Barida Beds and possibly the Puwani Limestones at depths below 2200m subsea. Based on the 2D structural model the vertical closure may be of the order of 100 metres (Figure
23). The success of the structure requires that the early Pliocene formations form an adequate top seal to the Barida beds.

The  Muru  anticline  requires   additional  seismic  coverage  to  confirm  the
subsurface geometries and to explore for potential fracture porosity development to provide viable reservoir target.

9.7   Muru North and Mili Anticlines follow up leads

The Muru North Anticline feature is located between the confluence of the Bilia and Duro Creeks north of the Muru Anticline. It is imaged on seismic line OS-3 which illustrates a steeply dipping faults in a flower structure similar to the Muru Anticline. There is no evidence of this structure on the 1:250,000 regional geological map compilation. The Muru North Anticline may offer potential hydrocarbon production from fractured Barida Beds or Puwani Limestone at approximately 2000 - 2800 mbsl.

The Mili Anticline is located to the south of the Muru Anticline and south-east of the OS-3 reflection seismic line and is illustrated in the 1:250,000 geological map compilation. It is defined by 5 dip azimuth readings at outcrop and the regional dip from the adjacent OS-3 line. The structure is interpreted as a simple fold that is likely to be the northern edge of a flower structure similar to the Muru Anticline.

Additional structural field work is recommended to acquire more data so as to validate this structure as a potential follow up drill location for a successful drilling campaign at Muru Anticline.



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9.8   Pinyare Anticline Lead

The Pinyare Anticline is ~12-15 km long and up to 1-3 km wide, exposing Late Pliocene Neni Formation (Norvick & Hutchison 1980) in the core, dated as N21 by Haig (1993) in Hilyard et al (1994). Vertical closure is of the order of 500 metres. The Neni Formation comprises alternating mudstone and sandstone, blue-black fissile mudstone, conglomerate and pebbly mudstone. The core of the anticline appears to be older towards the east, suggesting a general westerly plunge. The anticline is interpreted to overlie a strike-slip flower structure, probably with extensional faults in the core (Figures 24 and 25). A gas seep sampled towards the eastern end of the anticline was found to be of biogenic origin. The main hydrocarbon play is interpreted to be due to fracture porosity in the Barida Beds, Puwani Limestone at about 3000 mss and Basement, with oil or gas sourced from adjacent Early Miocene source rocks and Barida Beds during fracturing. A second play may exist to the south beneath the upthrust basement of the Bewani-Torricelli Ranges (see cross sections).

9.9   Barida Anticline Lead

The Barida Anticline is >20 km long and ~5 km wide at the surface exposure of the Pliocene Nengare Member outcrops. The core of the structure exposes late Miocene-Pliocene limestones of the Barida Beds. The western end of the structure probably plunges to form western closure but the eastern closure is uncertain as the structure is compartmentalized by a north trending transverse fault that may destroy the integrity of the top seal. The sectional model shows 3 faulted blocks of Barida Beds elevated above basement but not breached (Figure 26) and having potential as reservoirs where fracture porosity may be developed.

Surface outcrop dips are steep in places and the topographic expression is quite rugged and up to 600 m amsl. However modern seismic acquisition and processing methods should be able to produce a useful profile to validate the geological model. Additional surface structural measurements on 6-8 serial dip sections are required to better constrain the model along strike. The occurrence of Barida Beds at outcrop in a fourth uplifted block near the crest of the structure provides an opportunity to study fracture development at outcrop.




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9.10   Upper Fivuma geomorphic anomaly

This 12 sq km geomorphic anomaly centered at GR WM578664 was originally defined by Hilyard et al (1994) from photogeologic interpretations. It is a roughly circular anomaly ~6 km in diameter marked by a radial drainage pattern and a flat top at over 200 metres elevation, generally higher than the surrounding area. The anomaly may reflect the presence of an underlying reef and is presented as a notional lead for further consideration as an eastern oil reef play.

9.11   Lower Fivuma geomorphic anomaly

This 10 sq km anomaly centered at GR WM589660 is roughly circular and ~5 km in diameter marked by a radial drainage pattern and a flat top at over 200 metres elevation, higher than the surrounding area. The anomaly may reflect the presence of an underlying reef and is presented as a notional lead for further consideration as an eastern oil reef play.

9.12   Serra Hinge Play

In the eastern part of the licence at GR WM568671, 15 km SSW of Leitre Mission, which is on the coast, there is an oil seep marked on the map of Norvick & Hutchison (1980) in an area inferred to overlie a structural hinge and probable down to the basement fault as shown on section G-H of Norvick and Hutchison
(1980). This area also coincides with a relatively large region of counter-regional dips, towards the north, that suggest the presence of an underlying footwall-high, or tilted-fault block play, with Puwani Limestone and/or Quaternary Limestone reservoir. This play has potential for light oil sourced from eastern PL249 requires further consideration to generate leads for further exploration.




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10   PROBABILISTIC RESOURCE AND RISK ASSESSMENT

Appendix 1 contains the probabilistic resource assessment realizations generated using Logicom's REP software. Table 5 summarises the results, which are presented as separate oil and gas leads ranked in order of the risk-weighted resource.

Two transpressional anticlines are prospective for oil based on the confirmed occurrence of oil seeps 50-100 km east at Lemieng and Matapau. They oils are assumed to be light (50(0) API) but no laboratory data was sighted to confirm this.

Six leads (five seismically defined reef leads and one seismic /outcrop defined anticline structural lead) are prospective for gas on the basis that thermogenic gas seeps and gas shows in wells are present but no confirmed oil occurrences in the western part of the block.

A full REP report for each lead is provided to Cheetah Oil & Gas in digital format (.pdf files) on a compact disc and a printed version appended to this report.

In addition to the eight probabilistic estimates, a deterministic resource estimate is presented for each of the small Muru North and Mili structural plays north and south of the Muru Anticline and three notional reef leads (Serra Hinge Play, and the Upper and Lower Fivuma geomorphic anomalies).

The identified leads all carry considerable risks estimated to range from 1 in 9 to 1 in 45. The risks are estimated by an assessment of the geological parameters of reservoir, source and trap with respect to their likely presence and effectiveness to support the P90 resource assessment. In most cases the principal risk elements are the presence of an effective reservoir or structural integrity of closure because of the sparse defining data. Whilst these risk factors are arguably conjectural they have been rigorously and consistently applied to allow a reliable comparison and ranking of the structures as candidates for future exploration activity.



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The Barida  Anticline is potentially  the largest oil structural  lead in PPL249
(390 million barrels P50 oil-in-place) but on the basis that its subsurface geometry is only constrained by a single 2D model and that the core of the structure includes outcrops of the proposed Barida Beds the technical risks are high. On a risk weighted resource basis the Pinyare Anticline is the best oil structural lead since the structure is doubly plunging, no Barida Beds crop out.

On a risk weighted resource basis the Muru Anticline is the most attractive gas lead identified in PPL249 based primarily on its size which is well defined by outcrop and two seismic lines. The Muru Anticline is prospective for 500 bcf unrisked mean recoverable gas. The greatest uncertainty with this lead is the presence of a viable reservoir in the sub surface.

The reef leads identified and recommended for consideration for further exploration range 32-175 bcf unrisked mean recoverable gas. On the basis of risked weighted resource the Pulan Reef feature is the most attractive despite the Pulan-1 well having failed to encounter porosity. Industry experience in exploration and production wells in Miocene reefs elsewhere in Indonesia show that porosity prediction is one of the greatest hazards in this type of play.





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Table 5:  Summary of the  probabilistic  resource  assessment  (generated  using
Logicom's REP software) ranking light- oil and gas leads in order of the risk-weighted reserve for structural and reef leads in PPL249



                                                      Risked
                                                       Mean      Risk    C.O.S.
Name                                  COGL   Status   Reserve   Factor    1 in    Reservoir

Pinyare Anticline Lead                100%    Lead       16      0.113      9     Fractured Miocene Barida Beds mmb
Barida Anticline Lead                 100%    Lead      14.2     0.077     13     Fractured Miocene Barida Beds mmb
                                                                                                   Sum of Means mmb


Upper Fivuma geomorphic anomaly       100%    Lead       2       0.030     33     Miocene or Piocene reef       mmb
Lower Fivuma geomorphic anomaly       100%    Lead       2       0.030     33     Miocene or Piocene reef       mmb
Serra Hinge play                      100%    Lead       1       0.018     56     Pliocene Lst Reef             mmb
                                                                                                   Sum of Means mmb
                                                                                       Total sum of Means {oil} mmb

Muru Anticline Lead                   100%    Lead       11      0.022     45     Fractured Miocene Barida Beds bcf
Pulan Reef Lead                       100%    Lead       7       0.113      9     Miocene Puwani Lst Reef       bcf
Reef Lead C                           100%    Lead       6       0.035     29     Miocene Puwani Lst Reef       bcf
Mugi Creek West Reef Lead             100%    Lead       2       0.025     40     Miocene Puwani Lst Reef       bcf
Pliocene Reef Lead                    100%    Lead       2       0.044     23     Pliocene Lst Reef             bcf
Reef Lead A                           100%    Lead       1       0.045     22     Miocene Puwani Lst Reef       bcf
                                                                                                   Sum of Means bcf


Muru North Anticline follow-up lead   100%    Lead       2       0.043     23     Fractured Miocene Barida Beds bcf
Mill Anticline follow-up lead         100%    Lead       2       0.043     23     Fractured Miocene Barida Beds bcf
                                                                                                   Sum of Means bcf
                                                                                       Total sum of Means {gas} bcf




                                      Unrisked In-place resources     Unrisked recoverable resources
Name                                   P90    P50    P10    Mean        P90    P50    P10    Mean      Source

Pinyare Anticline Lead                 111    288    566     321         47    124    247     139      3D-GEO REP evaluation Jan 05
Barida Anticline Lead                  178    390    712     425         75    168    311     184      3D-GEO REP evaluation Jan 05
  Sum of Means                                               746                              323

Upper Fivuma geomorphic anomaly                               94                               57      Deterministic estimation
Lower Fivuma geomorphic anomaly                               94                               57      Deterministic estimation
Serra Hinge play                                              94                               57      Deterministic estimation
  Sum of Means                                               283                              170
  Total sum of Means {oil}                                  1029                              493

Muru Anticline Lead                    266    549   1044     614        214    445    855     501      3D-GEO REP evaluation Jan 05
Pulan Reef Lead                         23     63    158      80         19     52    131      66      3D-GEO REP evaluation Jan 05
Reef Lead C                             61    161    417     212         50    133    347     175      3D-GEO REP evaluation Jan 05
Mugi Creek West Reef Lead               21     66    193      92         18     54    159      76      3D-GEO REP evaluation Jan 05
Pliocene Reef Lead                      10     32     86      42          8     26     72      35      3D-GEO REP evaluation Jan 05
Reef Lead A                             11     30     75      38          9     25     62      32      3D-GEO REP evaluation Jan 05
  Sum of Means                                              1078                              885

Muru North Anticline follow-up lead                           63                               50      Deterministic estimation
Mill Anticline follow-up lead                                 63                               50      Deterministic estimation
  Sum of Means                                               126                              101
  Total sum of Means {gas}                                  1204                              986




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11   CONCLUSIONS AND RECOMMENDATIONS

11.1   Prospectivity

     1. PPL249 has a proven hydrocarbon source, generation and migration due to the seeps of thermogenic gas, but no source rocks have been found in outcrop. The block is considered prospective for light oils in the east and gas in the west.

     2. PPL249 has a potential Miocene limestone reef reservoir and inferred Pliocene and Pleistocene reef or porous carbonate reservoirs. The identification and prediction of porosity development and distribution is difficult.

     3. Strike-slip flower structures have been interpreted with the potential to develop high fracture porosities in the core, as observed in outcrop, albeit subsequently plugged.

     4. PPL249 has Middle and Late Miocene and Pliocene marine marls and mudstones that are likely to seal potential reservoir horizons, although Quaternary carbonates may only have a thin seal. Interbeds of siltstones present some risk of leaky seals.

     5. Five potential reefal anomalies have been recorded on the reprocessed seismic data, and two further anomalies indicated from topographic analysis.

     6. One hinge-line play has been inferred, where there is an area of substantial dip reversal and a recorded oil seep.

     7. Three 20-60 km2 anticlines are interpreted to be Pleistocene flower structures that may have substantial fracture porosity in the cores, created at the same time as hydrocarbon generation, such that porosity is preserved.

     8. Total unrisked mean gas-in-place for all gas leads and plays is 1.2 tcf

     9. Total unrisked mean oil-in-place for 2 anticlines is 746 million barrels light oil and three other notional leads each have potential for 94 mm bbls oil.

11.2   Risk

     1. The primary risks are the presence of reservoir as either reef or fracture porosity (see Table 5 and Appendices for details).

     2. Definition of trap geometry is also poor and requires considerable additional data in the form of either seismic and / or outcrop structural measurements.

     3. A secondary risk is the source rock as no high quality source rocks have been identified at surface or in the subsurface. Thermogenic seeps in the west and light oil seeps in the east confirm some petroleum generation but these do not guarantee commercial volumes have been generated.



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11.3   Recommendations

     1. Immediately instigate a comprehensive study of the facies variations across the licence, incorporating all the traverses of Hilyard et al
          (1994) and the, as yet unseen, data of Wilson (1993), Australian Photogeological Consultants Ltd (1993) and Haig (1993).

     2.   Review the source  rock  potential  and seeps using the reports of Dow
          (1993), and Talukdar and Dow (1993), available geochemical laboratory data and consider modeling potential generative potential of the basin.

     3. Utilise the surface geological maps, air photos, SAR images and theories of strike-slip fault development to infer the presence of cross-cutting faults and fracture sets that may enhance the fracture porosity at depth providing sweet-spots to drill.

     4. Carry out field mapping of the Pinyare and Barida Anticlines to further constrain structural style and fracture development and to confirm the Barida and Serra Hinge oil seeps and Serra Hinge dip reversal.

     5. Consider acquisition of modern high quality reflection seismic data and the application of amplitude analysis over the larger leads (Pulan Reef, Reef Lead C, Mugi Creek West and Muru Anticline) on a close line spacing and reconnaissance seismic acquisition over the Fivuma geomorphic (?reefal) anomalies and the Pinyare and Barida Anticlines.

     6.   Implement the Phase 2 assessment of the licence including:

          a.   A review of all data and literature

          b.   Entering all data in a digital format

          c.   Well post mortems

          d.   Petroleum Systems and Play Fairway Analysis

          e.   Geochemical analysis

          f.   Basin Modeling

          g.   Acquisition of new field data

          h.   Complete and upgrade the prospect inventory

          i.   High grade the prospectivity applying segment analysis.



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12   REFERENCES

Australian Photogeological Consultants Pty Ltd 1993. Photogeological mapping of the Aitape Basin and adjacent areas, Papua New Guinea (unpublished). NOT SIGHTED
Bennett A. 1994. Structure, stratigraphy, petrology and geochemistry of the Bewani-Torricelli Mountains, PNG. Honours thesis (unpublished), Supervisor Kevin Hill, La Trobe University, Melbourne. 109 pages.
Carman G.J., 1996, Structural Elements of Onshore Kuwait, GeoArabia, Vol 1, No.2
     p 239-266
Crowhurst P.V., Hill K.C., Foster D.A. & Bennett A.P., 1996. Thermochronological and Geochemical Constraints on the Tectonic Evolution of Northern Papua New Guinea. in Hall R. (ed) Tectonic Evolution of SE Asia. Geological Society of London Special Publication No. 106, 525-537.
Crowhurst P.V., Maas R., Hill K.C., Foster D.A. & Fanning C.M., 2004. Isotopic constraints on crustal architecture and Permo-Triassic tectonics in New
     Guinea: possible links with eastern Australia. Australian Journal of Earth Science, v. 51, 107-122.
Dow W.G. 1993. Geochemical analysis of New Guinea outcrops. DGSI report (unpublished). NOT SIGHTED
Grainge  A.M., and Davies,  K.G.,  1985,  Reef  exploration in the East Sengkang
     Basin  Sulawesi,  Indonesia,  Marine  and  Petroleum  Gelogy , vol2,  May p
     142-155.
Haig D.W. 1993. Micropalaeontological analyses of outcrop samples from the Sepik
     Basin, Papua New Guinea. Geology Dept, University of Western Australia (unpublished). NOT SIGHTED
Hall R. 2002. Cenozoic geological and plate tectonic evolution of SE Asia and the SW Pacific: computer-based reconstructions, model and animations. Journal of Asian Earth Sciences 20, 353-434.
Hill K.C. & Hall R. 2003.  Mesozoic-Tertiary Evolution of Australia's New Guinea
     Margin in a West Pacific Context. In Hillis R.R. & Muller R.D. (eds) Evolution and Dynamics of the Australian Plate. pp. 265-290. Geological Society of Australia Special Publication 22 and Geological Society of America Special paper 372.
Hill K.C. and Raza A., 1999. Arc-continent collision in Papua New Guinea:- constraints from fission track thermochronology. Tectonics, vol 18, p. 950-966.
Hill K.C., Grey A., Foster D.A. and Barrett R., 1993. An alternative model for the Oligo-Miocene evolution of northern PNG and the Sepik-Ramu Basins. In Carman G.J. & Carman Z. (eds), Proceedings of the Second PNG Petroleum Convention, 1993, Port Moresby, June 1993, 241-259.
Hilyard D., Ford C. & McDonald S. 1994. Aitape Basin, PPL 150, Papua New Guinea,
     Geological Fieldwork 1993. A report for LL&E Sepik Pty Ltd by Ford Geoconsultancy Pty Ltd. Volumes 1 and 2, 383 pages.
Kina Oil & Gas (1982)  Geochemistry  and Biolithic  Analysis of Outcrop  Samples
     PPL31 unpublished report NOT SIGHTED
Kugler A. 1990.  Geology and Petroleum Plays of the Aitape Basin, New Guinea. In
     Carman G.J. & Carman Z. (eds), Petroleum Exploration in Papua New Guinea. Proceedings of the First PNG Petroleum Convention, 1990, Port Moresby, February 1990, 479-490.
Lundin Petroleum, 2004, http://www.lundin-petroleum.com/eng/indonesia.shtml McDonagh, G.P., 1990, Miocene reefs prospects in the Aitape basin, Papua New
     Guinea, unpublished report for Southeastern Oil & Gas Pty Ltd, pp26 and 20 figures
Norvick M. & Hutchison D.S. 1980. Aitape-Vanimo 1:250,000 geological map and explanatory notes, sheets SA/54-15 and SA/54-11. Geological Survey of Papua New Guinea Explantory Notes.
Talukdar S.C. and Dow W.G. 1993. Geological analysis of gas and oil seeps, Papua
     New Guinea. DGSI report (unpublished). NOT SIGHTED



                                                                3D-GEO, Jan 2005
                                       44
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Wilson C. 1993.  Description  of limestone and some  sandstone  samples from PPL
     150, Aitape Basin Papua New Guinea. Geology Department, University of Papua New Guinea. NOT SIGHTED
Wright T.L. 1991.  Structural  geology and tectonic evolution of the Los Angeles
     Basin, California. Chapter 3 in Active Margin Basins, Ed Kevin T. Biddle, AAPG Memoir 52, p. 35-134.
Vincellette,  R. R. and  Soeparjardi,  R. A.,  1976,  Oil  bearing  reefs in the
     Salawati Basin of Irian Jaya, AAPG 60, 9, pp 1448-1462 NOT SIGHTED Vincelette, R.R., 1974, Reef Exploration in Irian Jaya Indonesia, Oil & Gas
     Journal, July 1974, pp12-26
Yousif, S. and Nouman, G., 1997, Jurassic Geology of Kuwait, GeoArabia, Vol 2, no.1 pp 91-110


13   3D-GEO NEW GUINEA BIBLIOGRAPHY

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